                                                                Exhibit 4.1

                             DEMAND PROMISSORY NOTE

$40,700,000.00                                                 May 25, 1999

              FOR VALUE RECEIVED, the undersigned, PREMIER PARKS INC. (the "BORROWER"), a Delaware corporation, unconditionally promises to pay ON DEMAND to the order of LEHMAN COMMERCIAL PAPER INC. (the "LENDER"), at such address or account as the Lender shall notify in writing to the Borrower, the principal amount of FORTY MILLION SEVEN HUNDRED THOUSAND U.S. DOLLARS AND ZERO CENTS ($40,700,000.00) and interest on the unpaid principal amount of this Note from and including the date hereof until the principal amount hereof is paid in full, at the rate of interest provided in Section 1 hereof. Unless otherwise defined in this Note, terms defined in Annex I attached hereto are used herein as defined therein.

              1. INTEREST. This Note shall accrue interest at a rate per annum equal to the Eurodollar Rate (computed on the basis of a 360 day year and the actual number of days elapsed including the first day but excluding the last day) PLUS 2.75%. Accrued interest shall be payable on the last day of each Interest Period and on the due date hereof (whether by demand or upon acceleration hereof or otherwise). If the Borrower shall fail to pay when due (whether by reason of demand, acceleration or otherwise) any principal hereof or interest hereon or any other amount whatsoever payable hereunder, the Borrower agrees to pay interest, on demand by the Lender, on such overdue amount, for the period from and including the due date of such amount to but excluding the date such amount is paid in full, at a rate per annum equal to 2% per annum above the interest rate otherwise applicable hereunder.

              2. PAYMENT WITH CAPITAL STOCK. Anything herein to the contrary notwithstanding, the Borrower may, upon at least three Business Days' irrevocable prior notice to the Lender (which notice shall specify the date of delivery of the common stock referred to below (such date, the "STOCK DELIVERY DATE", which shall not be more than three Business Days from the date of such notice)), elect to prepay the entire outstanding principal amount of this Note and the accrued interest thereon by delivering registered common stock of the Borrower in the manner and on the terms and conditions set forth in the Letter Agreement dated May 25, 1999 (the "LETTER AGREEMENT") between the Borrower, Lehman Brothers Inc. and the Lender. If the Borrower so elects to prepay this Note, the outstanding principal amount due hereunder and the accrued interest hereon shall become due and payable on the earlier of (i) the dates specified in paragraph (iv) of the Letter Agreement or (ii) the date on which this Note shall be accelerated pursuant to Section 7 hereof. The parties hereto agree that the foregoing provisions (as well as the provisions in Section 7 hereof) do not prejudice the Lender's right to demand payment in full of the principal hereunder (with accrued interest thereon) and all other amounts owing under this Note at any time prior to the Borrower's election to prepay this Note as provided in this Section 2.

              3. PAYMENTS; PREPAYMENTS.

              3.1 PAYMENTS. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Lender, for its account, at the office specified from time to time by the Lender as its payment office by written notice to the Borrower, in U.S. Dollars and in immediately available funds (except as provided in Section 2 hereof). If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and interest thereon shall be payable at the then applicable rate during such extension.

              3.2 OPTIONAL CASH PREPAYMENTS. The principal of this Note may be prepaid in U.S. Dollars and in immediately available funds at the Borrower's option, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Lender at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment; PROVIDED that if such prepayment is made on any day other than the last day of the Interest Period, the Borrower shall also pay any amounts owing pursuant to Section 4 hereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial cash prepayments shall be in a minimum principal amount of $1,000,000.

              3.3 TAXES. All payments made by the Borrower under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of any governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Note). If any such taxes, levies, imposts, duties, charges, fees, deductions or withholdings are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all such taxes and other similar amounts) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Note.

              4. INDEMNITY. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) a default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Note or (b) the making of a payment or prepayment (including, without limitation, as a result of a demand hereunder or upon acceleration of this Note) of the principal on a day which is not the last day of an Interest Period with respect thereto. Such indemnification in respect of clause (b) above shall not exceed an amount equal to the excess, if any, of (i) the amount of interest (calculated at the Eurodollar Rate only) which would have accrued on the amount so prepaid for the period from the date of such prepayment to the last day of such Interest Period at the applicable rate of interest provided for herein OVER (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 4 submitted to the Borrower by the Lender shall be conclusive in the absence of manifest error.

              5. REPRESENTATIONS AND WARRANTIES. On the date of the issuance of this Note, the Borrower hereby represents and warrants to the Lender that: (a) the Borrower is duly organized, validly existing and in good standing under the laws of Delaware, (b) the Borrower has the corporate power and authority, and the legal right, to make, deliver and perform this Note and the Letter Agreement (collectively, the "LOAN DOCUMENTS"), (c) the Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents, (d) except as expressly contemplated by the Letter Agreement, no consent or authorization of, filing with, notice to or other act by or in respect of, any governmental authority or any other person is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents, (e) each Loan Document has been duly executed and delivered on behalf of the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (f) the execution, delivery and performance of the Loan Documents by the Borrower will not violate, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to, any applicable law, rule or regulation or determination of an arbitrator or a court or other governmental authority or the certificate of incorporation and by-laws or other organizational or governing documents of the Borrower or any of its subsidiaries or any provision of any security issued by the Borrower or any of its subsidiaries or of any agreement, instrument or other undertaking to which Borrower or any of its subsidiaries is a party or by which it or any of them or any of its or their property is bound.

              6. COVENANTS. The Borrower hereby agrees that, so long as any principal or other amount is owing to the Lender hereunder, the Borrower shall:
(a) promptly give notice to the Lender of the occurrence of any Event of Default under Section 7 hereof; (b) not create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Permitted Liens (as defined in the Indenture as in effect on the date hereof between the Borrower and The Bank of New York, as Trustee, with respect to the 9-1/4% Senior Notes due 2006 issued by the Borrower); and (c) own, free and clear of any Lien, at all times an aggregate amount of cash and Cash Equivalents of not less than the sum of (a) the then outstanding principal amount of this Note PLUS (b) any and all accrued and unpaid interest under this Note.

              7. EVENTS OF DEFAULT. If any of the following events ("EVENTS OF DEFAULT") shall occur and be continuing and the Borrower has elected to exercise its right to prepay this Note with its common stock under Section 2 hereof:

              (a) the Borrower shall fail to observe or perform any covenant, condition or agreement in this Note or the Letter Agreement, or any representation or warranty made by the Borrower in this Note shall prove to have been incorrect in any material respect when made; or

              (b) the Borrower or any of its subsidiaries shall (i) default in making any payment of any principal of any indebtedness of the Borrower or such subsidiary on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created; or
         (iii) default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such indebtedness to become due prior to its stated maturity; PROVIDED that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (b) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i),
         (ii) and (iii) of this paragraph (b) shall have occurred and be continuing with respect to indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

              (c) (i) the Borrower or any of its subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
         (i), (ii), or (iii) above; or (v) the Borrower or any of its subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (c) above with respect to the Borrower, the principal hereunder (with accrued interest thereon) and all other amounts owing under this Note shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by written notice to the Borrower, demand payment in full of the principal hereunder (with accrued interest thereon) and all other amounts owing under this Note, whereupon the same shall immediately become due and payable; PROVIDED that, in either circumstance described in clause (A) or (B) above, the Lender shall, immediately upon the payment in full of the outstanding principal of this Note (with accrued interest thereon) and all other amounts owing under this Note, deliver to the Borrower all shares of the common stock of the Borrower previously delivered to the Lender under Section 2 hereof and not theretofore disposed of by the Lender or any of its affiliates.

              8. MISCELLANEOUS.

              8.1 AMENDMENTS AND WAIVERS. No amendment, modification, supplement or waiver of any provision of this Note nor consent to departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Borrower and the Lender, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

              8.2 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, at the address on the signature page hereof, and (b) in the


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                                       5

case of the Lender, to such address as the Lender may hereafter notify to the Borrower; PROVIDED that any notice, request or demand to or upon the Lender shall not be effective until received.

              8.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

              8.4 SURVIVAL. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Note. The agreements in Sections 4 and 8.5 hereof shall survive repayment of the principal and all other amounts hereunder.

              8.5 PAYMENT OF EXPENSES. The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Note and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Lender and (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to the Lender.

              8.6 SUCCESSORS AND ASSIGNS, ETC. This Note shall be binding on the Borrower and its successors and permitted assigns and shall inure to the benefit of the Lender and its successors and permitted assigns. Neither the Borrower nor the Lender may assign any of its respective rights and/or obligations hereunder without the prior written consent of the other party.

              8.7 GOVERNING LAW, ETC. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND FOR ANY COUNTERCLAIM THEREIN.

              9. SELLER NOTES. Subject to the terms and conditions of the Letter Agreement, upon the purchase by the Lender of the convertible promissory notes, each dated May 25, 1999, made by the Borrower to each of Silver Dollar City, Inc. ("SDC") and Ozark Mountain Bank, as Trustee, in the principal amounts as set forth in Section 1.3 of the Asset Purchase and Exchange Agreement dated as of April 30, 1999 between SFOG Acquisition Company LLC and SDC, such convertible notes shall be superseded by this Note and delivered to the Borrower marked "cancelled".

              10. DEMAND NOTE. THIS NOTE IS A DEMAND PROMISSORY NOTE AND, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN THE LETTER AGREEMENT OR OTHERWISE, IS PAYABLE BY THE BORROWER UPON DEMAND BY THE LENDER, EXCEPT TO THE EXTENT THE BORROWER HAS ELECTED TO

EXERCISE ITS RIGHT TO PREPAY THE OUTSTANDING PRINCIPAL AMOUNT DUE HEREUNDER WITH ITS COMMON STOCK UNDER SECTION 2 HEREOF, IN WHICH CASE THIS NOTE WILL BECOME DUE AND PAYABLE ON THE EARLIER OF (I) THE DATES SPECIFIED IN PARAGRAPH (IV) OF THE LETTER AGREEMENT OR (II) THE DATE ON WHICH THIS NOTE SHALL BE ACCELERATED PURSUANT TO SECTION 7 HEREOF.

                                  PREMIER PARKS INC.


                                  By: /s/Patrick J. Walker
                                      --------------------------------------
                                      Name: Patrick J. Walker
                                      Title:  Vice President - Finance

                                  Address for Notices:

                                  122 E. 42nd St.
                                  New York, New York 10168
                                  Attention: James F. Dannhauser and
                                             James M. Coughlin, Esq.

                                  Telephone:  212-599-4693/4690
                                  Facsimile:  212-949-6203

                                                                    ANNEX I

                                   DEFINITIONS

              "BUSINESS DAY": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and which is also a day for trading by and between banks in U.S. Dollar deposits in the interbank eurodollar market.

              "CASH EQUIVALENTS": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition, banker's acceptances with maturities not exceeding six months and overnight bank deposits, in each case issued by or with the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000;
(c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("MOODY'S"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of the Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities described in clause (a) or (b) of this definition; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by the Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest at least 95% of their assets in securities satisfying the requirements of clauses (a) through (f) of this definition.

              "EUROCURRENCY RESERVE REQUIREMENTS": for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United States (or any successor) or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of said Board of Governors) maintained by a member bank of the Federal Reserve System.

              "EURODOLLAR BASE RATE": with respect to each day during any Interest Period, the rate per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "EURODOLLAR BASE RATE" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Lender or, in the absence of such availability, such rate as shall be reasonably determined by the Lender.

              "EURODOLLAR RATE": with respect to each day during any Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                          EURODOLLAR BASE RATE
                  ----------------------------------------
                  1.00 - Eurocurrency Reserve Requirements

              "INTEREST PERIOD": initially, the period commencing on the date hereof and ending seven days thereafter; and thereafter, each period commencing on the last day of the next preceding Interest Period and ending seven days or one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; PROVIDED that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) any Interest Period that would otherwise extend beyond the date payment is due hereunder shall end on such date payment is due hereunder; (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iv) if the Borrower shall fail to select such Interest Period, the relevant Interest Period shall be one month's duration.

              "LIEN": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

LEHMAN BROTHERS INC.                              LEHMAN COMMERCIAL PAPER INC.
3 World Financial Center                          3 World Financial Center
New York, New York 10285                          New York, New York 10285


                                  May 25, 1999


                               Premier Parks Inc.
                                Letter Agreement

Premier Parks Inc.
122 E. 42nd St.
New York, New York  10168
Attention:  James F. Dannhauser


Ladies and Gentlemen:

              Reference is made to the Asset Purchase and Exchange Agreement dated April 30, 1999 between SFOG Acquisition Company LLC (the "Buyer") and Silver Dollar City, Inc. (the "Acquisition Agreement"). We understand that pursuant to Section 1.3(b) of the Acquisition Agreement the purchase price in respect of the acquisition covered thereby will be paid by the issuance by Premier Parks Inc. ("PPI") of two convertible promissory notes in an aggregate principal amount of $40,700,000 (collectively, the "Seller Notes"). We further understand that pursuant to said Section the Buyer is obligated to arrange for the Seller Notes to be purchased for cash at a purchase price of 100% of the principal amount thereof as of the Closing Date (as defined in the Acquisition Agreement). You have requested, on behalf of the Buyer, that Lehman Commercial Paper Inc. ("LCPI") purchase the Seller Notes. This will confirm the agreement that, subject to the terms of this Letter Agreement, LCPI will acquire the Seller Notes for such cash purchase price on the Closing Date (as so defined).

              As an inducement to LCPI to purchase the Seller Notes and in consideration for the services of Lehman Brothers Inc. ("LBI") and LCPI in connection with the transactions contemplated hereby, PPI agrees for the benefit of LBI, LCPI and their affiliates that:

              (i) The purchase of the Seller Notes by LCPI will be subject to the satisfaction of all of the following conditions:

                   (a) issuance by PPI to LCPI of the Demand Promissory Note
              dated as of May 25, 1999 (the "Note"; capitalized terms used but not defined herein are used with the meanings assigned to them in the Note) in a principal amount of $40,700,000, whereupon the Note shall become effective and the obligations of the Seller Notes shall be replaced with and superseded by the obligations of PPI set forth in the Note;

                   (b) the acquisition contemplated in the Acquisition Agreement shall have been consummated on the terms and conditions specified therein;

                   (c) PPI, LBI and LCPI shall have executed and delivered this
              Letter Agreement;

                   (d) LCPI shall have received certified copies of all
              corporate action taken by PPI (including, without limitation, board of director (or executive committee) resolutions and evidence of the incumbency, including specimen signatures, of officers) with respect to the execution, delivery and performance of the Note and this Letter Agreement (and LCPI may conclusively rely on such certificate until it receives notice in writing from PPI to the contrary) and such other documentation as LCPI may reasonably request;

                   (e) LCPI shall have received the legal opinion of the general counsel of PPI in substantially the form heretofore agreed upon by the parties hereto;

Lehman Brothers Inc.
Lehman Commercial Paper Inc.                                     May 25, 1999


                                       2

                   (f) LBI and LCPI shall have received from PPI an up-front fee in the amount equal to $250,000 and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to LBI and LCPI), on or before the date hereof; and

                   (g) LCPI shall have received such other documentation as it may reasonably require in connection with this Letter Agreement and the Note.

              (ii) You agree (a) to indemnify and hold harmless LBI, LCPI, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Letter Agreement, the Note, the transactions contemplated hereby and thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not apply to any losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of any indemnified person, and
         (b) to reimburse LBI and LCPI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses and reasonable fees, charges and disbursements of counsel) incurred in connection with the transactions contemplated by the Note and any related documentation (including this Letter Agreement) or the administration, amendment, modification or waiver hereof or thereof, whether or not such transactions are consummated. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related thereto.

              (iii) You acknowledge that LBI and its affiliates (the term "LBI" being understood to refer hereinafter in this paragraph to include such affiliates, including LCPI) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. LBI will not use material non-public information obtained from you by virtue of the transactions contemplated by this Letter Agreement or their other relationships with you in connection with the performance by LBI of services for other companies, and LBI will not furnish any such information to other companies. You also acknowledge that LBI has no obligation to use in connection with the transactions contemplated by this Letter Agreement, or to furnish to you, material non-public information obtained from other companies.

              (iv) In the event that, pursuant to Section 2 of the Note, PPI elects to prepay the principal amount of the Note (and accrued interests thereon) in full by delivering shares of common stock of PPI (the "Shares") to LCPI, the following provisions shall apply:

                   (A) Prior to the date hereof, the parties have agreed upon the form of registration statement on Form S-3 (the "Registration Statement") covering the resale of the Shares by LCPI, LBI or any of their affiliates (collectively, "Lehman") to be filed with the Securities and Exchange Commission (the "SEC"). Promptly following the issuance of the Note, PPI will so file the Registration Statement and use reasonable good faith efforts to cause the Registration Statement to be declared effective by the SEC as soon thereafter as practicable. PPI will not file any amendment or supplement to the Registration Statement to which Lehman reasonably objects in writing. The Registration Statement shall be declared effective on or prior to the Stock Delivery Date (as defined in Section 2 of the Note).

                   (B) On the Stock Delivery Date, PPI shall deliver to Lehman:

                        (i) a certificate or certificates representing the
                   number of Shares, which number shall equal the ratio (rounded to the nearest whole number of Shares) of (a) the outstanding principal amount of the Note (together with accrued and unpaid interest thereon) as of the Stock Delivery Date to (b) the difference of (x) the closing price per share of common stock of PPI on the New York Stock Exchange on the trading day immediately preceding the Stock Delivery Date minus (y) $.05;

Lehman Brothers Inc.
Lehman Commercial Paper Inc.                                     May 25, 1999


                                       3


                        (ii) a legal opinion of the general counsel of PPI of a
                   type customarily issued in underwritten public offerings; and

                        (iii) an indemnification agreement in favor of Lehman
                   containing indemnification and contribution provisions of a type customary in underwritten public offerings.

                   (C) Following the Stock Delivery Date, Lehman will sell the
              Shares from time to time pursuant to and in accordance with the Registration Statement, provided that Lehman will provide prior notice to PPI of any proposed sale and will not effect any such sale to which PPI objects.

                   (D) The net proceeds of such sales (after deducting an amount equal to $.05 per Share) will be applied by Lehman to prepay the principal of and accrued interest on the Note, it being understood that such application shall be made in a manner that minimizes the indemnity costs of PPI under Section 4 of the Note. If (i) upon the sale of all of the Shares, the aggregate net proceeds thereof are less than the then outstanding principal amount of and accrued interest on the Note (including accrued interest after the Stock Delivery Date) or (ii) within 60 days Lehman has been unable to sell all or any portion of the Shares for any reason whatsoever, PPI shall forthwith pay Lehman an amount equal to such shortfall in U.S. Dollars and in immediately available funds in full satisfaction of the Note. If the aggregate net proceeds received from sales of Shares shall at any time be equal to or exceed the then outstanding principal amount of and accrued interest on the Note, Lehman shall thereupon cease all further sales activity and the Note shall thereupon be delivered to PPI (marked "cancelled"), together with the certificates representing all unsold Shares and an amount equal to any such excess net proceeds. Lehman shall deliver written reports to PPI of its sales of Shares at least weekly and, in any event, upon request of PPI.

              (v) Nothing herein shall be a commitment by or legally binding obligation of LBI, LCPI or any of their respective affiliates to act as underwriter, initial purchaser and/or placement agent in connection with any offering of securities, other than participating in "road shows". Such a commitment on the part of LBI, LCPI or any of their respective affiliates will exist only upon the execution of a final, written underwriting, purchase or placement agent agreement and then only in accordance with the terms and conditions thereof.

              (vi) All out-of-pocket costs, expenses, taxes and other charges incidental to the issuance and sale of the Shares (including out-of-pocket costs and expenses incurred by LBI and LCPI and the fees and expenses of their counsel in connection therewith and the other matters contemplated by this Letter Agreement) shall be borne by PPI.

              You agree that, except as otherwise expressly provided herein, once paid or delivered, the fees or other property or any part thereof payable or deliverable hereunder shall not be refundable under any circumstances, regardless of whether the transactions contemplated by this Letter Agreement are consummated. All fees payable hereunder shall be paid in immediately available funds and shall be in addition to reimbursement of LCPI's out-of-pocket expenses.

              This Letter Agreement shall not be assignable by any party without the prior written consent of each of the parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Letter Agreement may not be amended or waived except by an instrument in writing signed by LBI, LCPI and you. The provisions of this Letter Agreement relating to the payment of fees and expenses and indemnification and contribution and the agreements relating to confidentiality will survive the expiration or termination of this Letter Agreement.

Lehman Brothers Inc.
Lehman Commercial Paper Inc.                                     May 25, 1999


                                       4


              This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Each of PPI, LCPI and LBI hereby waives, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Letter Agreement. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

              You agree that this Letter Agreement is delivered to you on the understanding that neither this Letter Agreement nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except
(a) to your officers, agents and advisors who are directly involved in this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

              As you know, LBI and its affiliates are a full service financial firm and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Letter Agreement.

              This Letter Agreement (together with the Note and any other documentation delivered pursuant to paragraph (i)(g) above) sets forth the entire understanding of the parties hereto as to the subject matter hereof and the obligations of LCPI and LBI hereunder. This Letter Agreement shall supersede all prior understandings and proposals, whether written or oral, between Lehman and you relating to any of the transactions contemplated hereby.

              If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to LCPI executed counterparts hereof not later than 5:00 p.m., New York City time, on May 25, 1999. The commitments and agreements of LBI and LCPI with respect to the transactions contemplated hereby will expire at such time in the event LCPI has not received such executed counterpart in accordance with the immediately preceding sentence.

              LBI and LCPI are pleased to have been given the opportunity to assist you in connection with this financing, and we look forward to working with you.

                                       Very truly yours,


                                       LEHMAN COMMERCIAL PAPER INC.


                                       By: /s/ William Gallagher
                                          ------------------------------
                                          Title:  Authorized Signatory


                                       LEHMAN BROTHERS INC.


                                       By: /s/ William Gallagher
                                          ------------------------------
                                          Title:  Authorized Signatory


Accepted and agreed to
as of the date first written:

PREMIER PARKS INC.


By: /s/Patrick J. Walker
   -------------------------------
   Title: Vice President - Finance